================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            _______________________

                                   FORM 8-K/A
                               (AMENDMENT NO. 1)
                                 CURRENT REPORT

                      Pursuant to Section 13 or 15 (d) of
                      the Securities Exchange Act of 1934

                            ________________________

               Date of Report (Date of Earliest event reported):
                               December 15, 1997

                           _________________________

                             SHERIDAN ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                           __________________________

       Delaware                       1-10201                    76-0507664
(State of Incorporation)      (Commission File Number)         (IRS Employee
                                                             Identification No.)

                          ___________________________

                           1000 Louisiana, Suite 800
                              Houston, Texas 77002
                    (Address of principal executive offices)

               Registrant's telephone number, including area code
                                 (713) 651-7899


================================================================================

                             SHERIDAN ENERGY, INC.

                                   FORM 8-K/A

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial Statements of the Acquisition

       Independent Auditors' Report                                         1

       Statements of Revenues and Direct Operating Expenses of
       certain properties acquired from Pioneer Natural Resources
       USA, Inc. for the years ended December 31, 1996 and 1995
       and for the nine month periods ended September 30, 1997
       and 1996 (unaudited)                                                 2

       Notes to the Statements of Revenues and Direct Operating
       Expenses of certain properties acquired from Pioneer Natural
       Resources USA, Inc.                                                  3

   (b) Pro Forma Financial Information

       Preliminary Statement                                                7

       Unaudited Pro Forma Condensed Consolidated Balance Sheet -
       September 30, 1997                                                   8

       Unaudited Pro Forma Condensed Statement of Operations
       for the nine month period ended September 30, 1997                   9

       Unaudited Pro Forma Condensed Statement of Operations
       for the year ended December 31, 1996                                10

       Notes to Unaudited Pro Forma Condensed Financial Statements         11

   (c) Exhibits                                                            14

 Signatures                                                                15

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

                         INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Sheridan Energy, Inc.:


     We have audited the accompanying statements of revenues and direct operating expenses of certain properties acquired from Pioneer Natural Resources USA, Inc. (the "Pioneer Acquisition") for the years ended December 31, 1996 and 1995. These statements are the responsibility of the management of Sheridan Energy, Inc. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A of Sheridan Energy, Inc. as described in Note 1) and are not intended to be a complete presentation of the Pioneer Acquisition interests' revenues and expenses.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Pioneer Acquisition for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



                                              KPMG PEAT MARWICK LLP



Midland, Texas
February 11, 1998

                             SHERIDAN ENERGY, INC.

             Statements of Revenues and Direct Operating Expenses of certain properties acquired from Pioneer Natural Resources USA, Inc.

                                (in thousands)

                                      Years Ended              Nine Months
                                      December 31,          Ended September 30,
                                   -----------------         -----------------
                                   1996         1995        1997         1996
                                   ----         ----        ----         ----
                                                              (unaudited)
Revenues:
  Natural gas                    $11,306      $ 8,264      $ 7,693     $ 7,903
  Oil and condensate               3,414        3,040        1,986       2,536
                                 -------      -------      -------     -------

                                  14,720       11,304        9,679      10,439

Direct operating expenses:
  Lease operating                  2,941        3,699        2,193       1,950
  Workover                           930          941          190         603
  Production taxes                   963          755          627         681
                                 -------      -------      -------     -------

                                   4,834        5,395        3,010       3,234
                                 -------      -------      -------     -------

Revenues in excess of direct
  operating expenses             $ 9,886      $ 5,909      $ 6,669     $ 7,205
                                 =======      =======      =======     =======




                See the accompanying notes to these statements.

                             SHERIDAN ENERGY, INC.

   Notes to the Statements of Revenues and Direct Operating Expenses of certain properties acquired from Pioneer Natural Resources USA, Inc.


Note 1. Basis of Presentation

   On December 15, 1997, Sheridan Energy, Inc. (the "Company") acquired from Pioneer Natural Resources USA, Inc. ("Pioneer") certain oil and gas properties (the "Pioneer Acquisition") for approximately $46.8 million. The accompanying statements of revenues and direct operating expenses for the Pioneer Acquisition do not include general and administrative expenses, interest income or expense, a provision for depreciation, depletion and amortization, or any provision for income taxes since historical expenses of this nature incurred by Pioneer are not necessarily indicative of the costs to be incurred by the Company.

   Historical financial information reflecting financial position, results of operations, and cash flows of the Pioneer Acquisition, are not presented because the purchase price was assigned to the oil and gas property interests acquired. Other assets acquired and liabilities assumed were not material. Accordingly, the historical statements of revenues and direct operating expenses of the Pioneer Acquisition are presented in lieu of the financial statements required under Item 3-10(b) of Securities and Exchange Commission Regulation S-B.

   Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

Interim Statements of Revenues and Direct Operating Expenses

   The interim financial information for the nine months ended September 30, 1997 and 1996, is unaudited. However, in the opinion of management, the interim statements of revenues and direct expenses include all the necessary adjustments to fairly present the results of the interim period and all such adjustments are of a normal recurring nature. The interim statements of revenues and direct operating expenses should be read in conjunction with the audited statements of revenues and direct operating expenses for the years ended December 31, 1996 and 1995.

Note 2. Supplementary Information for Oil and Gas Producing Activities
        (Unaudited)

Estimated Quantities of Proved Oil and Gas Reserves

   The following schedule presents estimates of proved oil and natural gas reserves attributable to the Pioneer Acquisition, all of which are located in the United States. Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in thousands of barrels ("Mbbl") of oil and condensate and millions of cubic feet ("Mmcf") of natural gas.


                                                                     (Continued)

                             SHERIDAN ENERGY, INC.

   Notes to the Statements of Revenues and Direct Operating Expenses of certain properties acquired from Pioneer Natural Resources USA, Inc.


                                                 1996               1995
                                             ------------       ------------
                                             Oil      Gas       Oil      Gas
                                             ---      ---       ---      ---
        Proved reserves:
          Beginning of year                 1,343    51,228    1,529    56,611
          Revisions of previous estimates       1         -       (1)      125
          Production                         (168)   (5,100)    (185)   (5,508)
                                            -----    ------    -----    ------

          End of year                       1,176    46,128    1,343    51,228
                                            =====    ======    =====    ======

        Proved-developed reserves           1,051    42,592    1,212    45,476
                                            =====    ======    =====    ======

   Estimating economically recoverable crude oil and natural gas reserves and the future net revenues therefrom is not an exact science and is based upon a number of variable factors, such as historical production of the subject properties as compared with similar producing properties, and assumptions such as the effects of regulation by governmental agencies, future taxes, and development and other costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of economically recoverable reserves of crude oil and natural gas attributable to any particular group of properties, the classification and risk of recovering such reserves, and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially.

   Proved oil and natural gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates with respect to proved undeveloped and proved developed non-producing reserves that may be developed and produced in the future are based upon volumetric calculations or upon analogy to similar types of reservoirs. Later studies of the same reservoirs based upon production history may result in variations, which may be substantial. The actual production, revenues, severance and excise taxes, development costs, and operating expenditures with respect to the Pioneer Acquisition's reserves as reflected herein may vary from estimates, and such variances may be material.



                                                                     (Continued)

                             SHERIDAN ENERGY, INC.

   Notes to the Statements of Revenues and Direct Operating Expenses of certain properties acquired from Pioneer Natural Resources USA, Inc.


Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

   The following schedules present the standardized measure of estimated discounted future net cash flows and changes therein attributable to the Pioneer Acquisition's proved oil and gas reserves ("Standardized Measure"), in accordance with the standards established by the Financial Accounting Standards Board through its Statement No. 69. The estimates of future cash flows and future production and development costs are based on year end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.



                                                                     (Continued)

                             SHERIDAN ENERGY, INC.

   Notes to the Statements of Revenues and Direct Operating Expenses of certain properties acquired from Pioneer Natural Resources USA, Inc.


   Since the Standardized Measure was prepared using the prevailing economic conditions existing at each applicable year end, it is emphasized that such conditions continually change, as evidenced by the fluctuations in oil and natural gas prices during recent years. Weighted average year end oil and natural gas prices utilized in computing the Standardized Measure for 1996 were $22.88 and $3.49, respectively, and for 1995 were $16.93 and $2.06, respectively. Accordingly, such information should not serve as a basis in making any judgment on the potential value of the Pioneer Acquisition's recoverable reserves, or in estimating future results of operations.

                                                                         1996          1995
                                                                         ----          ----
                                                                           (in thousands)
     Future net cash flows:
        Future revenues                                                $187,889      $128,274
                                                                       --------      --------
        Future production costs                                         (47,835)      (44,912)
        Future development costs                                         (6,269)       (7,083)
                                                                       --------      --------

        Future pre-tax cash flows                                       133,785        76,279

        10% discount factor                                             (59,810)      (32,959)
                                                                       --------      --------

     Standardized Measure, discounted at 10%, of future net cash
        flows                                                          $ 73,975      $ 43,320
                                                                       ========      ========


     Changes in Standardized Measure:
        Standardized Measure, beginning of year                        $ 43,320      $ 42,762
                                                                       --------      --------

        Revisions of previous quantity estimates                              -            99
        Net changes in prices and production costs                       36,813         3,033
        Sales of oil and natural gas produced, net of production
          costs                                                          (9,886)       (5,909)
        Accretion of discount                                             4,332         4,276
        Changes in production rates and other, net                         (604)         (941)
                                                                       --------      --------

        Net increase                                                     30,655           558
                                                                       --------      --------

     Standardized Measure, end of year                                 $ 73,975      $ 43,320
                                                                       ========      ========

ITEM 7(b)   PRO FORMA FINANCIAL INFORMATION
-------------------------------------------

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma condensed financial statements of Sheridan Energy, Inc. (the "Company") have been prepared to give effect to the acquisition of certain properties of Pioneer Natural Resources USA, Inc. (the "Pioneer Acquisition") and related financing transactions of new issuances of the Company's redeemable senior preferred stock and shares of the Company's common stock to Enron Capital & Trade Resources Corp. ("Enron"), and the entering into a First Amended and Restated Credit Agreement with Bank One, Texas N.A., as if such transactions had taken place as of January 1, 1996 for the Statement of Operations or as of September 30, 1997 for the Condensed Balance Sheet. This information should be read in conjunction with the Consolidated Financial Statements of Sheridan Energy, Inc. Form 10-QSB for the quarterly period ended September 30, 1997 and TGX Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Statements of Revenues and Direct Operating Expenses included herein with respect to the properties acquired in the Pioneer Acquisition.

                             SHERIDAN ENERGY, INC.
                 Pro Forma Condensed Balance Sheet - Unaudited
                               September 30, 1997
                                 (in thousands)

                                                                              Pro Forma
                                        Sheridan          Pro Forma           Sheridan
                                      Energy, Inc.       Adjustments        Energy, Inc.
                                      -------------      -----------        ------------
ASSETS
------
Current assets                              $ 2,108              -              $ 2,108
Property and equipment, net                  13,581          $46,803(a)          60,384
Other assets                                    936              724(b)           1,660
                                            -------       ----------            -------

Total assets                                $16,625          $47,527            $64,152
                                            =======       ==========            =======

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities                         $ 2,902          $   361(b)         $ 3,263
Long-term debt                                2,200           28,013(c)          30,213
New Preferred Stock                               -           10,000(d)          10,000
Common stock                                     42               16(d)              58
Additional paid-in-capital                   15,780            9,137(d)          24,917
Accumulated deficit                          (4,299)               -             (4,299)
                                            -------        ---------            -------
Total liabilities and
   stockholders' equity                     $16,625          $47,527            $64,152
                                            =======        =========            =======

 See accompanying notes to unaudited pro forma condensed financial statements.

                             SHERIDAN ENERGY, INC.
            Pro Forma Condensed Statement of Operations - Unaudited
                     Nine Months Ended September 30, 1997
                     (in thousands, except per share data)

                                                                                                Pro Forma
                                                   Sheridan       Pioneer        Pro Forma       Sheridan
                                                  Energy, Inc.   Acquisition    Adjustments     Energy, Inc.
                                                  -----------    -----------    -----------     ------------
Revenues                                             $  5,448        $ 9,679       $      -         $ 15,127
                                                     --------        -------       --------         --------
Costs and expenses:
  Oil and gas production                                1,694          3,010              -            4,704
  Depreciation, depletion & amortization                1,291              -          3,817(e)         5,108
  General and administrative                            1,496              -            900(f)         2,396
  Exploration costs                                        85              -              -               85
  Interest                                                128              -          1,884(g)         2,012
                                                     --------        -------       --------         --------
                                                        4,694          3,010          6,601           14,305
                                                     --------        -------       --------         --------
Net income (loss) before federal
  income taxes and extraordinary gain                     754          6,669         (6,601)             822
                                                     --------        -------       --------         --------
Provision for federal income taxes:
  Current                                                  15              -              1(h)            16
  Deferred                                                250              -              -              250
                                                     --------        -------       --------         --------
                                                          265              -              1              266
                                                     --------        -------       --------         --------
Net income (loss)                                         489          6,669         (6,602)             556

Preferred stock dividends                              (5,841)             -              -           (5,841)
New Preferred Stock dividends                               -              -           (954)(i)         (954)
Accretion of senior preferred
 redemption value                                      (3,205)             -              -           (3,205)
                                                     --------        -------       --------         --------

Net income (loss)
 applicable to common stock                           ($8,557)       $ 6,669        ($7,556)         ($9,444)
                                                     ========        =======       ========         ========
Basic loss per share of common stock                   ($2.00)                                        ($1.61)
                                                     ========                                       ========
Weighted average shares outstanding                     4,281                         1,600 (d)        5,881
                                                     ========                      ========         ========

 See accompanying notes to unaudited pro forma condensed financial statements.

                             SHERIDAN ENERGY, INC.
            Pro Forma Condensed Statement of Operations - Unaudited
                          Year Ended December 31, 1996
                     (in thousands, except per share data)

                                                                                       Pro Forma
                                         Sheridan       Pioneer        Pro Forma       Sheridan
                                        Energy, Inc.   Acquisition    Adjustments     Energy, Inc.
                                        -----------    -----------    -----------     ------------
Revenues  (See Note 1)                     $ 13,800        $14,720       $      -         $ 28,520
                                           --------        -------       --------         --------
Costs and expenses:
  Oil and gas production                      2,211          4,834              -            7,045
  Depreciation, depletion &
   amortization                                 964              -          5,864(e)         6,828
  General and administrative                  2,437              -          1,200(f)         3,637
  Exploration costs                             164              -              -              164
  Interest                                      207              -          2,512(g)         2,719
                                           --------        -------       --------         --------
                                              5,983          4,834          9,576           20,393
                                           --------        -------       --------         --------
Income (loss) before federal
  income taxes and extraordinary gain         7,817          9,886         (9,576)           8,127
Provision for federal income taxes:
  Current                                       143              -             19 (h)          162
  Deferred                                     (930)             -              -             (930)
                                           --------        -------       --------         --------
                                               (787)             -             19             (768)
                                           --------        -------       --------         --------
Net income (loss) before
 extraordinary gain                           8,604          9,886         (9,595)           8,895
Extraordinary gain, net of income
  taxes of $37                                1,831              -              -            1,831
                                           --------        -------       --------         --------
Net income (loss)                            10,435          9,886         (9,595)          10,726

Senior preferred stock dividends            (13,143)             -              -          (13,143)
New Preferred Stock dividends                     -              -         (1,273)(i)       (1,273)
Accretion of senior preferred
  redemption value                           (6,104)             -              -           (6,104)
                                           --------        -------       --------         --------
Net income (loss) applicable to
  common stock                              ($8,812)       $ 9,886       ($10,868)         ($9,794)
                                           ========        =======       ========         ========

Basic income (loss) per share of common
 stock:
  Before extraordinary gain                  ($2.42)                                        ($1.94)
  Extraordinary gain                           0.42                                           0.31
                                           --------                                        -------
 Basic income (loss) per share               ($2.00)                                        ($1.63)
                                           ========                                        =======

Weighted average shares outstanding           4,406                         1,600 (d)        6,006
                                           ========                         =====          =======

 See accompanying notes to unaudited pro forma condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

     The following unaudited pro forma condensed financial statements are presented to reflect the estimated impact on the historical consolidated financial statements of Sheridan Energy, Inc. (the "Company"), assuming the acquisition of certain properties of Pioneer Natural Resources USA, Inc. (the "Pioneer Acquisition") and related financing transactions of issuance of the Company's redeemable senior preferred stock ("New Preferred Stock") for $10 million due December 15, 2002 which bears a cash divident rate of 12% or, at the Company's election, paid-in-kind dividend rate of 13.5%, and issuance of 1,600,000 shares of common stock for $10,000,000, less related expenses, to Enron Capital & Trade Resources, Corp. ("Enron"), and the addition of $28,013,000 of debt pursuant to the First Amended and Restated Credit Agreement with Bank One, Texas N.A. (the "Credit Agreement") as if such transactions had taken place as of January 1, 1996 for the unaudited Pro Forma Condensed Statement of Operations and as of September 30, 1997 for the unaudited Pro Forma Condensed Balance Sheet.

     The unaudited pro forma condensed financial statements give effect only to the adjustments set forth in the accompanying notes to unaudited pro forma condensed financial statements. Unaudited pro forma information is not necessarily indicative of the results of operations or financial position which would have occurred had the Pioneer Acquisition and related financing transactions been consummated on the dates indicated, nor is it necessarily indicative of the Company's future results of operations or financial position.

Merger

     The Pro Forma Condensed Balance Sheet as of September 30, 1997 and Pro Forma Condensed Statement of Operations for the nine months ended September 30, 1997 reflect, in the historic results, the impact from the merger (the "Merger"), effective June 12, 1997 (the "Effective Date"), of the Company with its former parent, TGX Corporation ("TGX"), and the issuance of 4,394,285 shares of Company common stock in exchange for all of TGX's senior preferred shares outstanding and the cancellation of TGX's previously issued preferred stock and common stock and related dividends and accretion expense. The December 31, 1996 weighted average shares and per share data have been restated to reflect inssuance of the Company's common stock on a retroactive basis. All preferred stock dividends and accretion were eliminated as of the Effective Date of the Merger; however, all pre-Effective Date dividends and accretion charges are reflected in the historical earnings results applicable to common stocks.

     Merger expenses, consisting primarily of professional fees, proxy preparation, printing and solicitation costs and stock issuance costs, were charged to expense as incurred during 1996 and 1997. Included in general and administrative expenses for the nine months ended September 30, 1997 and the year ended December 31, 1996 are Merger expenses of $181,000 and $440,000, respectively. No adjustments to the Pro Forma Statement of Operations have been made regarding these expenses.

     The following table summarizes certain pro forma condensed consolidated results of operations data as if the Merger had been effective as of January 1, 1996 (in thousands, except per share data):


                                         Nine Months Ended      Year Ended
                                         September 30, 1997  December 31, 1996
                                         ------------------  -----------------
Total revenues                                      $15,127            $28,520
Net income (loss) before extraordinary gain         $  (398)           $ 7,619
Net income (loss) applicable to common stock        $  (398)           $ 9,450

Basic income (loss) per share of common stock:
  Before extraordinary gain                         $ (0.07)           $  1.27
  Extraordinary gain                                     --            $  0.31
                                                    -------            -------
                                                    $ (0.07)           $  1.58
                                                    =======            =======
Average common shares outstanding                     5,881              6,006


Litigation Settlement

     On April 12, 1996, TGX entered into a settlement agreement with National Fuel Gas Distribution Corporation ("NFG") and the Public Service Commission of the State of New York. Pursuant to the Settlement Agreement, TGX received $7,200,000 from NFG and all parties to the Settlement Agreement have dismissed all claims and counterclaims against each other. In conjunction with the NFG settlement, TGX recoginzed a net litigation settlement gain of $7,100,000, which is included in revenues as shown in the Pro Forma Condensed Statement of Operations for the year ended December 31, 1996.

Note 2.  Pro Forma Adjustments

Balance Sheet

     (a) To record the net Pioneer Acquisition property costs.

     (b) To record the additional loan fees incurred related to the Credit Agreement of $361,000 and related current liability and deferred capitalized issuance costs related to the New Preferred Stock of $363,000.

     (c) To record the additional bank debt incurred under the Credit Agreement for the Pioneer Acquisition and related expenses.

     (d) To record the issuance of $10,000,000 of New Preferred Stock and of 1,600,000 shares of common stock for $10,000,000 less related expenses of $847,000.

Statement of Operations

     (e) To record estimated incremental depreciation and amortization expense for the properties acquired in the Pioneer Acquisition.

     (f) To record estimated incremental general and administrative expenses of $100,000 per month necessary to administer the properties acquired in the Pioneer Acquisition.

     (g) To adjust interest expense to reflect additional borrowings for the Pioneer Acquisition based on the current borrowing rate of 8.5%. Also included is the amortization of loan fees of $361,000 over the term of the Credit Agreement (33 months).

         Incremental interest expense includes the following components:

                                           Nine Months Ended      Year Ended
                                           September 30, 1997  December 31, 1996
                                           ------------------  -----------------
         Additional interest on borrowings
         for the Pioneer Acquisition               $1,786             $2,381
         Amortization of loan fees                     98                131
                                                   ------             ------
                                                   $1,884             $2,512
                                                   ======             ======

     (h) To record income tax expense on the incremental income associated with the Pioneer Acquisition at the Company's alternative minimum effective rate of 2%. The historical results reflect the utilization of then available net operating losses, the historical use of which would not have been materially changed by the Pioneer Acquisition and related financing.

     (i) To record estimated New Preferred Stock dividends at the cash dividend rate of 12%. Also included is the amortization of capitalized issuance costs related to the New Preferred Stock of $363,000 over five years.

Note 3.    Supplemental Oil and Gas Reserve Information

     The following table presents estimates of proved oil and gas reserves prepared by the Company as of January 1, 1997, all of which are located in the United States. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and FASB which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations, except by contractual arrangements. The Company has presented the pro forma reserve estimates utilizing an oil price of $23.58 per barrel and a gas price of $3.37 per Mcf as of January 1, 1997. The pro forma information assumes that the Pioneer Acquisition took place on January 1, 1996. Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in thousands of barrels ("MBbl") of oil and condensate and millions of cubic feet ("MMcf") of natural gas.


                                                Oil and Condensate
                                        ------------------------------------------
                                                                       Pro Forma
                                          Sheridan       Pioneer       Sheridan
                                        Energy, Inc.   Acquisition   Energy, Inc.
                                        -------------  ------------  -------------
Proved Reserves:
     Beginning of year, January 1, 1996          944         1,343          2,287
     Sales of reserves-in-place                   (8)            -             (8)
     Purchase of reserves-in-place                45             -             45
     Extensions and discoveries                   57             -             57
     Revisions of previous estimates              19             1             20
     Production                                  (76)         (168)          (244)
                                              ------        ------         ------
     End of year, January 1, 1997                981         1,176          2,157
                                              ======        ======         ======

Proved developed reserves                        525         1,051          1,576
                                              ======        ======         ======

                                                        Gas
                                        -------------------------------------------
                                                                     Pro Forma
                                        Sheridan       Pioneer       Sheridan
                                        Energy, Inc.   Acquisition   Energy, Inc.
                                        ------------   -----------   ------------
Proved Reserves:
     Beginning of year, January 1, 1996       12,200        51,228         63,428
     Sales of reserves-in-place                 (100)            -           (100)
     Purchase of reserves-in-place             4,100             -          4,100
     Extensions and discoveries                  600             -            600
     Revisions of previous estimates             500             -            500
     Production                               (1,500)       (5,100)        (6,600)
                                              ------        ------         ------

     End of year, January 1, 1997             15,800        46,128         61,928
                                              ======        ======         ======

Proved developed reserves                     13,400        42,592         55,992
                                              ======        ======         ======

     Oil and gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing, and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise that those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

     The following schedules present the standardized measure of estimated discounted future net cash flows and changes therein attributable to the Company's proved oil and gas reserves as of January 1, 1997 ("Standardized Measure"), in accordance with the standards established by the Financial Accounting Standards Board through it's Statement No. 69. The estimates of future cash flows and future production and development costs are based on year end sales prices for oil and gas, estimated future production of proved reserves, and estimated future production and development costs of proved reserves, based on current costs and economic conditions, less estimated future income tax expense. The estimated future net cash flows are then discounted at a rate of 10%.

                                                                              Pro Forma
                                                   Sheridan      Pioneer       Sheridan
                                                 Energy, Inc   Acquisition   Energy, Inc.
                                                 ------------  ------------  -------------
                                                               (in thousands)
Future Net Cash Flows:
 Future revenues                                    $ 76,568      $187,889      $ 264,457
                                                    --------      --------      ---------
 Future production costs                             (21,793)      (47,835)       (69,628)
 Future development costs                             (3,830)       (6,269)      ( 10,099)
                                                    --------      --------      ---------
                                                     (25,623)      (54,104)      (79,727)
                                                    --------      --------      ---------
 Future pre-tax cash flows                            50,945       133,785        184,730
 Future income taxes                                  (4,444)      (42,387)       (46,831)
                                                    --------      --------      ---------
 Future net cash flows                                46,501        91,398        137,899
 10% discount factor                                 (19,257)      (38,522)       (57,779)
                                                    --------      --------      ---------
Standardized Measure, discounted
 at 10%, of future net cash flows                   $ 27,244      $ 52,876      $  80,120
                                                    ========      ========      =========

Changes in Standardized Measure:

Standardized Measure,  January 1, 1996              $ 11,804      $ 43,320      $  55,124
                                                    --------      --------      ---------
        Purchases of reserves in place                 5,818             -          5,818
        Extensions and discoveries                     2,377             -          2,377
        Revisions of previous quantity estimates         878             -            878
        Changes in future development costs             (539)            -           (539)
        Development costs incurred during the
         period that reduced future development
         costs                                           538             -            538
        Net changes in prices and production costs    10,511        36,813         47,324
        Sales of oil and natural gas produced, net
         of production costs                          (2,848)       (9,886)       (12,734)
        Net changes in income taxes                   (2,012)      (21,099)       (23,111)
        Accretion of discount                          1,180         4,332          5,512
        Sale of reserves-in-place                       (134)            -           (134)
        Changes in production rates and other, net      (329)         (604)          (933)
                                                    --------      --------      ---------
             Net increase                             15,440         9,556         24,996
                                                    --------      --------      ---------
 Standardized Measure, January 1, 1997              $ 27,244      $ 52,876      $  80,120
                                                    ========      ========      =========

ITEM 7(C)   EXHIBITS
--------------------
   None

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        SHERIDAN ENERGY, INC.

Date: February 27, 1998                 By:  /s/ Michael A. Gerlich
                                           ----------------------------
                                            Michael A. Gerlich
                                            Vice President
                                            and Chief Financial Officer